ESCALON MEDICAL CORP.
DEBT EXCHANGE AGREEMENT

THIS DEBT EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of February 14, 2018 by and between Escalon Medical Corp. (the “Company”), a Pennsylvania corporation, and Richard J. DePiano, Sr. and DP Associates Inc Profit Sharing Plan (the “Noteholders”).

RECITALS

A. The Noteholders have heretofore made certain loans to the Company pursuant to those promissory notes, made by the Company in favor of the Noteholders, respectively, set forth on Exhibit A hereto (collectively, the “Notes”) in connection with a Factoring Agreement dated as of February 10, 2016 between the Company and Richard J. DePiano, Sr. and a Factoring Agreement dated as of March 31, 2016 between the Company and DP Associates Inc Profit Sharing Plan, set forth on Exhibit A hereto;

B. The Company desires to cause the principal amount of the Notes to be repaid, and the obligations of the Company represented thereby with respect to such principal amount to be cancelled, by exchanging shares of Series A Convertible Preferred Stock (the “Preferred Stock”) of the Company in accordance with the Statement with Respect to Shares set forth in the form of Exhibit B hereto for the Notes, as set forth herein;

C. The Noteholders desire to acquire shares of the Preferred Stock in exchange for the satisfaction and cancellation of the Notes, as set forth herein; and

D. The Company and the Noteholders are entering into this Agreement to set forth the terms and conditions applicable to the exchange of the Loans for shares of Preferred Stock;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

ARTICLE 1
EXCHANGE OF NOTES

1.1 Exchange of Notes.

(a) Effective 12:01 a.m. on February 15, 2017, each Noteholder is assigning, transferring and conveying the Notes as set forth on Exhibit A, in exchange for 2,000,000 shares (the “Exchange Shares”) of the Preferred Stock (the “Debt Exchange”).

(b) The Exchange Shares are being issued in full satisfaction and payment of the principal amount of the Notes. Upon the proper issuance of the Exchange Shares pursuant to the terms hereof, the Notes are hereby cancelled and the Company shall have no further liability with respect to the Notes, except for the interest amounts set forth on Exhibit B, which shall remain owed by the Company in accordance with the terms of the Notes. The Company shall pay any documentary, stamp or similar issue or transfer tax due with respect to the Debt Exchange.

1.2 Legend. Any certificate or certificates or book-entry notation representing the Preferred Shares (or any part thereof) will bear the following legend, together with any and all other legends as may be required pursuant to applicable law (and the Company may issue appropriate corresponding stop transfer instructions to any transfer agent for any of such securities):

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under any applicable state law and may not be transferred, sold or otherwise disposed of unless registered under such act and applicable state laws or unless an exemption from the registration requirements under such act or applicable state law requirements is available.”

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Noteholder that:

2.1 Corporate Status. The Company is a corporation duly organized, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and has all requisite corporate or other power and authority to carry on its business as now being conducted.

2.2 Capitalization. The authorized capital stock of the Company consists (or will consist upon the filing with the Secretary of State of the Commonwealth of Pennsylvania and effectiveness of the State with Respect to Shares creating the Preferred Stock) of 37,000,000 shares, consisting of 35,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 2,000,000 shares of preferred stock, of which 2,000,000 shares are designated as Series A Convertible Preferred Stock. As of the date of this Agreement, 7,551,430 shares of Common Stock are issued and outstanding and no shares of preferred stock are issued or outstanding.

2.3 Power and Authority; Binding Agreement. The Company has the requisite corporate power and authority to execute and deliver, and when the Statement with Respect to Shares has been adopted and filed with the Secretary of State of the Commonwealth of Pennsylvania, to perform its obligations under, this Agreement, and the Company has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the consummation of the Debt Exchange.

2.4 Non-Contravention. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement, and compliance with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under the Articles of Incorporation or Bylaws of the Company. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any lien or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, (i) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or any of its subsidiaries or their respective properties or assets or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets, other than any such conflicts, violations, defaults, rights, losses, liens or encumbrances that, individually or in the aggregate, are not reasonably likely to have a material adverse effect on (x) the business condition of the Company and its subsidiaries taken as a whole or (y) the ability of the Company to perform its obligations under this Agreement.

2.5 Consents and Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission, body or authority or any non-governmental self-regulatory agency, commission, body or authority (each a “Governmental Entity”) is required by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Debt Exchange or the other transactions contemplated by this Agreement, except for the filing of the Statement with Respect to Shares with the Secretary of State of the Commonwealth of Pennsylvania, and such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the Company.

2.6 Valid Issuance. When issued pursuant to this Agreement in connection with the Debt Exchange, the Exchange Shares will be duly authorized, validly issued, fully paid and nonassessable, and each Noteholder will receive good title to such shares, free and clear of any liens, claims, security interest or encumbrances, other than the restrictions under the Securities Act of 1933.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE NOTEHOLDERS

Each Noteholder represents and warrants to the Company that:

3.1 Authority. The Noteholder has full legal right, power and authority to enter into and perform this Agreement.

3.2 Title to the Loans. The Noteholder is the record and beneficial holder of the Notes, and holds the Notes free and clear of all claims, liens, security interests, title defects and objections or any other encumbrances of any kind or nature whatsoever.

3.3 Investment Intent. The Noteholder is acquiring the Exchange Shares being delivered to the Noteholder under this Agreement for the Noteholder’s own account and with no present intention of distributing or selling any of them in violation of the Securities Act of 1933 or any applicable state securities law. The Noteholder will not sell or otherwise dispose of any of such Exchange Shares unless such sale or other disposition has been registered or is exempt from registration under the Securities Act of 1933 and has been registered or qualified or is exempt from registration or qualification under applicable state securities laws. The Noteholder understands that the Exchange Shares he is acquiring under this Agreement have not been registered under the Securities Act of 1933 by reason of their contemplated issuance in transactions exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 and that the reliance of the Company on this exemption is predicated in part on these representations and warranties of the Noteholder. The Noteholder acknowledges and agrees that a restrictive legend consistent with the foregoing has been or will be placed on the certificates or the book-entry notation for the Exchange Shares and related stop transfer instructions will be noted in the transfer records of the Company and/or its transfer agent for the Exchange Shares, and that the Noteholder will not be permitted to sell, transfer or assign any of the Exchange Shares acquired hereunder until such Exchange Shares are registered under, or an exemption from the registration and prospectus delivery requirements of, the Securities Act of 1933 is available.

3.4 Investor Status. The Noteholder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933; (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investments to be made by it hereunder; (iii) has the ability to bear the economic risks of its investments for an indefinite period of time; and (iv) has sole investment discretion with respect to the Debt Exchange; and (v) has been given an opportunity to obtain such information from the Company as the Noteholder deems necessary or appropriate with respect to the Debt Exchange.

3.5 No Consent Required. No authorization, consent or approval of, or exemption by, any governmental or public body or authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the taking of any action contemplated hereby by the Noteholder, except those that have been obtained.

ARTICLE 4

4.1 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective must be in writing and, unless otherwise expressly provided herein, are deemed to have been duly given or made when delivered by hand or by courier, or by certified mail, or, when transmitted by facsimile or electronic delivery and a confirmation of transmission is received by the sender. A copy of any notice given by facsimile also must be mailed, postage prepaid, to the addressee. Notices to the respective parties hereto must be addressed as follows:

If to the Noteholders:

Richard J. DePiano, Sr.

And

DP Associates Inc. Profit Sharing Plan

500 Berwyn Baptist Road

7B

Devon, PA 19333

If to the Company:

Escalon Medical Corp.

435 Devon Park Drive, Building 100

Wayne, PA 19087

Attn: Richard J. DePiano, Jr., President and CEO

If to the Special Committee:

Special Committee of the Board of Directors

c/o Escalon Medical Corp.

435 Devon Park Drive, Building 100

Wayne, PA 19087

Any party may alter the address to which communications or copies are to be sent by giving notice of the change of address under this Section.

4.2 Headings. The headings in this Agreement are for purposes of reference only and are not to be considered in construing this Agreement.

4.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered constitutes an original and all together shall constitute one Agreement.

4.4 Enforceability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, is, to any extent, invalid or unenforceable, the remaining terms and provisions of this Agreement or application to other Persons and circumstances are not invalidated thereby, and each term and provision hereof is to be construed with all other remaining terms and provisions hereof to effect the intent of the parties hereto to the fullest extent permitted by law.

4.5 Further Assurances. At any time and from time to time, each party agrees, without further consideration, to take such actions and to execute and deliver such documents as the other may reasonably request to effectuate the purposes of this Agreement.

4.6 Law Governing. This Agreement is to be construed and enforced in accordance with and shall be governed by the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be fully performed in that state.

4.7 Confidentiality. Until the Company makes a press release or other public announcement about the Exchange, the Noteholders will maintain the confidentiality of the Debt Exchange and the terms of the Debt Exchange.

[Signatures on following page]IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

ESCALON MEDICAL CORP.

By:
Richard J. DePiano, Jr.
President and Chief Executive Officer

NOTEHOLDERS:

Richard J. DePiano, Sr.

DP ASSOCIATES INC. PROFIT SHARING PLAN

By:

Name:	Richard J. DePiano, Sr.

Title:	Sole Trustee

	Exhibt A
Demand Notes
Escalon Medical Corp
	Date	Amount
Richard DePiano, Sr	2/11/2016	$150,000
DP Associates Inc Profit Sharing Plan	5/10/2016	$125,000
DP Associates Inc Profit Sharing Plan	10/18/2016	$120,000
DP Associates Inc Profit Sharing Plan	11/21/2016	$150,000
DP Associates Inc Profit Sharing Plan	8/1/2016	$100,000

		$645,000

Exhibit B

ARTICLE 5[graphic]PENNSYLVANIA DEPARTMENT OF STATE

BUREAU OF CORPORATIONS AND CHARITABLE ORGANIZATIONS

Return document by mail to:	Statement with Respect to Shares
Name	Domestic Business Corporation
DSCB:15-1522 (rev. 7/2015)
Address	*1522 *
City State Zip Code
Return document by email to:	1522

Read all instructions prior to completing. This form may be submitted online at https://www.corporations.pa.gov/.

Fee: $70

[graphic]In compliance with the requirements of 15 Pa.C.S. § 1522(b) (relating to statement with respect to shares), the undersigned corporation, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:

[graphic][graphic][graphic][graphic]DSCB:15-1522-2

EXHIBIT A

ESCALON MEDICAL CORP.

SERIES A CONVERTIBLE PREFERRED STOCK TERMS

WHEREAS, the Board of Directors of Escalon Medical Corporation (the “Corporation”) declares it advisable to create a series of convertible preferred stock; now, therefore, it is

RESOLVED, that pursuant to the authority conferred upon the Board of Directors of the Corporation by Article 4 of the Articles of Incorporation, the Board of Directors does hereby establish and designate and provide for the issuance of a series of preferred stock designated “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), consisting of 2,000,000 shares, $.0001 par value, and does hereby fix and determine the relative rights, powers and preferences thereof to be as set forth below; and

FURTHER RESOLVED, that the proper officers of the Company are hereby authorized to execute and file the Statement with Respect to Shares of the Series A Preferred Stock with the Secretary of State of Commonwealth of Pennsylvania; and

FURTHER RESOLVED, that the form of stock certificate labeled “Specimen” is hereby accepted as the form of stock certificate for the Series A Preferred Stock; and

FURTHER RESOLVED, that the relative rights, powers and preferences of the Series A Preferred Stock are as follows:

1. Number of Shares. The Series A Preferred Stock shall consist of 2,000,000 shares.

2. Voting. Except as may be otherwise provided in these Articles of Incorporation or by law, the Series A Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the shareholders of the Corporation, including, but not limited to, actions amending the Articles of Incorporation of the Corporation to increase the number of authorized shares of Common Stock. Each share of Series A Preferred Stock shall entitle the holder thereof to 13 votes per share on each action on which such holder votes, subject to equitable adjustment in the event of any stock dividend, stock split, combination or other similar event of the Common Stock or the Series A Preferred Stock.

3. Dividends.

(a) Cumulative Dividends. Each outstanding share of the Series A Preferred Stock shall accrue dividends calculated cumulatively at the annual rate of $.0258 per share (such amount subject to equitable adjustment in the event of any stock dividend, stock split, combination, reclassification other similar event), payable upon the earlier of (i) a liquidation, dissolution or winding up of the Corporation as provided in Section 4 hereof or (ii) conversion of the Series A Preferred Stock into Common Stock. Upon either of such events, all such accrued and unpaid dividends, whether or not earned or declared, to and until the date of such event, shall become immediately due and payable and shall be paid in full. The dividends payable to the holders of Series A Preferred Stock shall be payable in cash or, at the election of any such holder, in a number of additional shares of Common Stock equal to the amount of the dividend expressed in dollars divided by the then applicable Conversion Ratio.

(b) Participating Dividends. The holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock) are paid with respect to the Common Stock (treating each share of Series A Preferred Stock as being equal to the number of shares of Common Stock (including fractions of a share) into which such share of Series A Preferred Stock is then convertible).

4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Preferred Stock, to be paid an amount equal to the greater of (i) $.3225 per share plus, in the case of each share, an amount equal to any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 6 immediately prior to such liquidation, dissolution or winding up, and the holders of Series A Preferred Stock shall not be entitled to any further payment, such amount payable with respect to one share of Series A Preferred Stock being sometimes referred to as the “Liquidation Preference Payment” and with respect to all shares of Series A Preferred Stock being sometimes referred to as the “Liquidation Preference Payments.” If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of the Series A Preferred Stock shall be insufficient to permit payment to the holders of the Series A Preferred Stock of the full amount distributable as aforesaid, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of the Series A Preferred Stock based on the portion of the Liquidation Preference Payments each such holder is otherwise entitled to receive. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Preferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Series A Preferred Stock. For the purposes hereof, the Common Stock shall rank on liquidation junior to the Series A Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Preference Payment and the place where the Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by electronic delivery, not less than 20 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock, such notice to be addressed to each such holder at such holder’s address as shown by the records of the Corporation. The consolidation or merger of the Corporation into or with any other entity or entities that results in the exchange of outstanding shares of the Corporation for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (except for a merger solely to effect a reincorporation of the Corporation in another state), and the sale, lease, abandonment, transfer or other disposition by the Corporation of all or substantially all its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 4, unless the holders of at least a majority of the then outstanding shares of the Series A Preferred Stock, voting separately as a class elect otherwise. In connection with any such transaction contemplated by the preceding sentence, all consideration payable to the shareholders of the Corporation, in connection with a merger or consolidation, or all consideration payable to the Corporation, together with all other available assets of the Corporation (net of obligations owed by the Corporation), in the case of an asset sale, shall be paid to and deemed (to the fullest extent permitted by law) distributed (in the case of a merger or consolidation) or available for distribution and payment as provided herein (in the case of a sale of assets), as applicable, to the holders of capital stock of the Corporation in accordance with the preference and priorities set forth in this Section 4, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation or sale transaction as if the same were a liquidation, dissolution or winding up. If applicable, the Corporation shall either (i) cause the agreement and plan of merger or consolidation to provide as a consequence of such merger or consolidation for the conversion of the Series A Preferred Stock into the right to receive an amount (either in cash, or, at the option of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock in the case of a merger or consolidation for stock, stock of the surviving corporation) equal to the applicable amount payable under this Section 4 or (ii) immediately concurrent with the consummation of the sale of all or substantially all of the assets of the Corporation, cause the redemption of all outstanding shares of the Series A Preferred Stock for an amount either in cash or, at the option of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock in the case of a sale of assets for stock, stock of the surviving corporation equal to the applicable amount payable under this Section 4. In the event of the foregoing redemption, (i) the Corporation shall revalue its assets and liabilities to the fullest extent permitted by law to determine lawfully available funds for such redemption, and (ii) if the Corporation shall not have such funds available to redeem all such shares, the Corporation shall redeem such shares ratably in proportion to the amount payable to the holders thereof under this Section 4, to the fullest extent of available funds as the same become available.

5. Restrictions. At any time when shares of Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Articles of Incorporation, and in addition to any other vote required by law or the Articles of Incorporation, without the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not:

(a) Consent to any reorganization, liquidation, dissolution, sale, abandonment, transfer, lease, license or any other disposition of all or substantially all of its technology, properties or assets, winding up of the Corporation or merger or consolidation with or into, or permit any subsidiary to merge or consolidate with or into, any other corporation, corporations, entity or entities, unless, in connection therewith, the holders of the Series A Preferred Stock would receive an amount in cash per share that would represent not less than the Liquidation Preference Payments.

(b) Amend, alter or change the designations or the powers, preferences or rights, privileges or the restrictions of the Series A Preferred Stock (whether by merger, consolidation, or otherwise), either on an absolute basis or relative to any other class or series of stock.

(c) Amend, alter, change or repeal any provisions of, or add any provisions to, the Articles of Incorporation or Bylaws of the Corporation.

(d) Purchase or redeem, or set aside any sums for the purchase or redemption of, or pay any dividend or make any distribution on, any shares of stock, except for (i) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (ii) repurchases of shares of capital stock from former employees of the Corporation who acquired such shares directly from the Corporation, if each such purchase is made pursuant to contractual rights held by the Corporation relating to the termination of employment of such former employee and the purchase price does not exceed the original issue price paid by such former employee to the Corporation for such shares, or (iii) redemption of the Series A Preferred Stock as required by the Articles of Incorporation.

(e) Issue any additional shares of Series A Preferred Stock.

6. Conversion. The holders of shares of the Series A Preferred Stock shall have the following conversion rights:

(a) Right to Convert. Subject to the terms and conditions of this Section 6, the holder of any share or shares of the Series A Preferred Stock shall have the right, at its option at any time, to convert each such share of Series A Preferred Stock (except that, upon any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the business day fixed for payment of the amounts distributable on the Series A Preferred Stock) into 2.15 shares of Common Stock (the “Conversion Ratio”). The initial “Conversion Ratio” for the Series A Preferred Stock shall be adjusted pursuant to Sections 6(d) and 6(e). Such rights of conversion shall be exercised by the holder by giving written notice that the holder elects to convert a stated number of shares of Series A Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(b) Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 6(a) and surrender of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Ratio shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(c) Fractional Shares; Partial Conversion. No fractional shares shall be issued upon conversion of Series A Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. In case the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered pursuant to Section 6(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Preferred Stock represented by the certificate or certificates surrendered that are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 6(c), be delivered upon such conversion, and based upon the aggregate number of shares of Series A Preferred Stock surrendered by any one holder, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

(d) Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision shall be proportionately increased, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination shall be proportionately reduced.

(e) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Ratio) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(f) Notice of Adjustment. Upon any adjustment of the Conversion Ratio, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, or electronic mail, addressed to each holder of shares of the Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Ratio resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

(i) Other Notices. In case at any time:

(A) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(B) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(C) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, license, abandonment, transfer or other disposition of all or substantially all its assets; or

(D) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by certified or registered mail, postage prepaid, return receipt requested, or electronic mail, addressed to each holder of any shares of Series A Preferred Stock at the address of such holder as shown on the books of the Corporation, (x) at least 20 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (y) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (x) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (y) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

(g) Stock To Be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be required to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Ratio in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action that results in any adjustment of the Conversion Ratio if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series A Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Articles of Incorporation.

(h) No Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that are converted into shares of Common Stock as provided herein shall not be reissued.

(i) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series A Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock that is being converted.

(j) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred Stock in any manner that interferes with the timely conversion of such Series A Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

(k) Definition of Common Stock. As used in this Section 6, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, $0.001 par value, as constituted on the date of filing of these terms of the Series A Preferred Stock, and shall also include any capital stock of any class of the Corporation thereafter authorized that shall neither be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends nor entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the shares of Common Stock receivable upon conversion of shares of Series A Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section 6(e).

7. Amendments. No provision of these terms of the Series A Preferred Stock may be amended (whether by merger, consolidation or otherwise), modified or waived without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.